Exhibit 10.24

EXECUTION COPY

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of June [    ], 2014 (the “Effective Date”), by and among VIVINT SOLAR LICENSING, LLC, a limited liability company organized under the laws of Delaware (“Licensor”) and VIVINT SOLAR, INC., a Delaware corporation (f/k/a V Solar Holdings, Inc.) (“Licensee”). Each of Licensor and Licensee may also be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Licensee and Vivint, Inc. (“Vivint”) are affiliate business entities, under the common control and ownership of 313 Acquisition, LLC, a Delaware limited liability company;

WHEREAS, Licensee and Vivint entered into that certain Limited Liability Company Agreement, dated on or about the date hereof, pursuant to which, inter alia, Licensee and Vivint are members and co-managers of the Licensor;

WHEREAS, Vivint is the owner of the trademark “Vivint Solar,” which was licensed by Vivint to Licensee beginning on June 1, 2011, pursuant to that certain Trademark / Service Mark License Agreement, dated of June 1, 2011, as amended and restated by that certain Amended and Restated Trademark / Service Mark License Agreement, dated as of June 10, 2013 (the “Prior License”);

WHEREAS, simultaneous with this Agreement, Vivint and Licensee are terminating the Prior License, and Vivint is assigning the “Vivint Solar” trademark to Licensor pursuant to that certain Trademark Assignment Agreement, dated on or about the date hereof,

WHEREAS, Licensor desires to license the “Vivint Solar” mark to Licensee, and the Parties desire to enter into this Agreement to replace the Prior License;

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby established, and in consideration of the terms and conditions set forth herein, Licensor and Licensee hereby agree as follows:

ARTICLE 1 - DEFINITIONS

a. Definitions. Any capitalized term used but not defined in this Agreement will have the meaning set forth for that term in the Master Framework Agreement.

(i) “Affiliate” of a Party means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that Party. The term “control” (including the terms “controlled by” and “under common control

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with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For clarity, Licensor and Licensee shall not be considered Affiliates of each other, and Vivint, Inc. shall be considered an Affiliate of Licensor (but not of Licensee) for purposes of this Agreement.

(ii) “Marks” shall mean any Source Indicator comprising or including the term “Vivint Solar” (which must be the two words together, in that order, presented as a single composite mark, and the “Solar” portion cannot be materially smaller than, or separated from the “Vivint” portion in any manner that does not convey “Vivint Solar” as a single composite mark), including the Source Indicators set forth on Schedule A attached hereto. For clarity, “Vivint Solar Panels” is a Mark (subject to the approval process in Section 2(c)) but “Vivint The Solar Company” and “VIVINT Solar” are not Marks.

(iii) “Source Indicators” shall mean trademarks, service marks, social, digital, or mobile media identifiers, corporate names (including d/b/a, f/k/a and similar designations), trade names, domain names, logos, slogans, designs, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(iv) “Vivint Solar Business” means the business of selling renewable energy or energy storage products and services to any Person.

(v) “Vivint Solar Competitor” shall mean a Person who is engaged in any aspect of the Vivint Solar Business.

b. Terms Generally. Except as otherwise provided in this Agreement, each Party hereby agrees and acknowledges that the rules of interpretation from the Master Framework Agreement shall apply to this Agreement.

ARTICLE 2 - LICENSE

a. Grant of Rights. For the term of this Agreement, Licensor hereby grants to Licensee a worldwide, exclusive (even as to Vivint and Licensor), perpetual (except as provided in Section 7(b)), irrevocable, non-terminable (except as provided in Section 7(b)), fully paid up, royalty-free right and license to use the Marks, free and clear of any Liens, on and in connection with the Vivint Solar Business (collectively, the “License”).

b. Sublicensees. Licensee may sublicense the License without the prior consent of Licensor solely (i) to Licensee’s Subsidiaries (except in a transaction that triggers termination under Section 7(b)(v)) and (ii) to suppliers, vendors, distributors, customers, partners, end-users, and other similarly situated Persons, in each case, to the extent necessary to operate Licensee and such Subsidiaries’ businesses and not for the independent or unrelated use of any such Persons, provided that (x) Licensee is liable hereunder for any action or inaction by any such sublicensee that would breach this Agreement if committed by Licensee, and (y) any such sublicense is non-assignable and non-sublicensable. Any purported sublicense in violation of this Section 2(b) shall be null and void ab initio and of no force and effect. Licensee shall not sublicense or authorize a sublicensee to take any action that would violate this Agreement if committed by Licensee.

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c. New Marks. Licensee shall not adopt or use (i) the Marks with any other Source Indicator in any manner that creates or suggests a composite or combination mark; (ii) any translations, transliterations, stylizations, fonts, logos or variations of the Marks; or (iii) the Marks in any new country or jurisdiction (collectively (i)-(iii), a “Mark Variation”), without the prior written consent of Licensor. Such consent shall not be unreasonably withheld, conditioned or delayed with respect to any Mark Variation, except for any Mark Variation that proposes any stylization, font, logo or variation of the Mark, with respect to which Licensor’s consent shall be in its sole discretion. Licensor approves all Mark Variations in use as of the Effective Date. All approved Mark Variations shall be deemed Marks under the Agreement, except that Licensor acquires no right, title or interest under this Agreement in any element of the Mark Variations as part of the Mark or standing alone, other than the “Vivint” element. Further, if Licensor adopts or uses any new translations, transliterations, stylizations, fonts, logos or variations of the Marks and notifies Licensee of same, Licensee shall (a) use commercially reasonable efforts to transition to same promptly after receipt of such notice, and (b) in any event adopt and use same within nine (9) months after receipt of any such notice, provided that (x) Licensor shall not unreasonably refuse an extension of time requested by Licensee for individual items for which the brand transition could not be reasonably completed during such time and (y) Licensee shall be free to exhaust any existing collateral that displays the prior versions of the Marks as of the notification date, is used internally and is not visible to third parties, until its replacement in the ordinary course of business.

d. Reservation of Rights. All rights in the “Vivint” element of Marks not expressly granted to Licensee are hereby reserved to Vivint LLC. Except in connection with archival and legally permissible “fair use” references, Licensee shall not use any Source Indicator comprising or including the term “Vivint” other than a licensed Mark hereunder.

ARTICLE 3 - PARTIES’ OBLIGATIONS

a. Authorization. Licensor hereby gives, and for no additional consideration, at Licensee’s reasonable request and expense, agrees to attend to any additional formalities necessary to give, Licensee all necessary consents to allow Licensee to use and exploit the Marks, including in connection with any registration, licensing, and/or qualification with any federal, state, or local government agency. Assistance under this section may include execution, acknowledgment and recordation of specific agreements, oaths, declarations and other documents as Licensee may reasonably request.

b. Approval. Licensee shall not be required to seek prior approval from Licensor for any advertising, promotional or marketing materials or other uses of the Marks. No more than once a year during the Term (unless prior samples provided by Licensee or other evidence suggests that Licensee may be in breach of the Agreement), at Licensor’s reasonable request and expense, Licensee shall send to Licensor representative samples of marketing materials, products and services in any media bearing the Marks.

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ARTICLE 4 - OWNERSHIP OF TRADEMARKS

a. Ownership. Licensee acknowledges that Licensor is the owner of the Marks and all the goodwill associated with the Marks. Licensee acquires no right, title or interest in or to the Marks under this Agreement, and any and all goodwill associated with the “Vivint” element of Marks by Licensee’s use shall inure exclusively to the benefit of Licensor. The foregoing does not limit Licensee’s ownership and registration rights in Section 6(a)(ii).

b. Registration. Except as provided in this Section 4(b)(i) or in Section 6a(ii), Licensor shall have the sole right to file, prosecute until registration, register, maintain and renew all registrations, applications and reservations of all Source Indicators containing the Marks, which such actions shall be taken at Licensee’s request and expense. Licensor has the sole right to file for any new registrations, applications or reservations of all Source Indicators containing the Marks, but shall not unreasonably refuse, condition or delay to file if requested by Licensee to do so. If Licensor refuses any request by Licensee on such grounds, it shall promptly specify the reasons in sufficient detail to allow Licensee to attempt to cure. Once Licensor has filed for a new registration, application or reservation for the Marks, it shall cause Licensee to be kept apprised of all future required submissions and responses to prosecute, maintain and renew same. Subject to Licensor promptly keeping Licensee apprised of any response and submission deadlines, Licensee shall provide Licensor with reasonable advance notice of any responses or submissions it wishes for Licensor to take in this regard, and Licensor shall not unreasonably refuse, condition or delay to take all such actions within a reasonable time after any such notice or allow Licensee to do so in its stead. If (a) Licensee has provided reasonable advance notice in writing, assuming Licensor promptly keeps Licensee apprised of any such response and submission deadline, (b) Licensor unreasonably fails to make any required submission or response to a government agency or registry with respect to the prosecution, maintenance or renewal of a previously filed application for a Mark, and (c) a government agency or registry deadline is imminent, Licensor hereby provides Licensee with a power of attorney (and Licensor will execute any necessary power of attorney in favor of Licensee) solely to complete and file the submission or response referenced in Section 4(b)(i)(b), and such power of attorney shall not apply to any subsequent submissions or responses for such Mark, unless clauses (a)-(c) apply thereto.

c. No Contest. During the Term and thereafter, Licensee shall not dispute or contest, directly or indirectly, Licensor’s ownership of the Marks at all times prior to the termination of this Agreement, including without limitation all registrations and pending registrations thereof and any other rights and common law rights therein. During the Term and thereafter, Licensee shall not dispute or contest, directly or indirectly, the validity or enforceability of the Marks at all times prior to the termination of the Agreement, nor directly or indirectly attempt to acquire the value of the goodwill associated with the “Vivint” element of the Marks. Neither Party nor its Affiliates shall intentionally damage the value of the goodwill associated with the Marks.

ARTICLE 5 - QUALITY CONTROL

a. Licensee will use the Marks only for materials, services and products which are at least of comparable quality to (i) the products offered by Vivint at the applicable time, or (ii) the products offered by Licensee as of the Effective Date, which Licensor acknowledges are of a sufficient quality;

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b. Licensee will use the Marks in accordance with all applicable Laws;

c. Licensor will have the right, at all reasonable times and upon reasonable notice, and no more than once per year (unless prior samples provided by Licensee suggested that Licensee may be in breach of the Agreement), and at Licensor’s sole expense, to monitor and inspect the materials and products being used and/or sold and the services being performed by Licensee and its sublicensees under the Marks at Licensee’s (or the sublicensee’s, as applicable) premises to determine that they are of acceptable quality; and

d. Licensee will advise Licensor of any known material breach of quality control requirements of this Section 5 or brand guidelines attached as Exhibit A .

ARTICLE 6 - OBLIGATION OF LICENSOR AND LICENSEE

a. Licensor. Licensor agrees that Licensee will be the registrant of all current and approved future domain names included in the Marks, including those domain names listed on Schedule 1. Licensee shall have the right to serve as the administrative, technical and/or other contact with the registry for any such domain name, and shall have operational and technical control over all websites operated under such domain names. Licensee will be the registrant of all current and approved future corporate, d/b/a and similar names and all identifiers for pages or venues in social, digital or mobile media (“New Media IDs”). Licensee acknowledges that such permitted registrant status does not limit or modify Licensor’s ownership of the Marks that are embodied in the domain names and New Media IDs.

b. Licensee. Licensee agrees that so long as this Agreement remains in force and effect it will:

(i) Use the Marks solely for the purposes allowed under this Agreement; and

(ii) Comply with the brand guidelines attached as Exhibit A, which may be amended during the Term of this Agreement in Licensor’s discretion, provided that such amendments (w) are reasonable; (x) do not impose restrictions that are more onerous to Licensee viz-a-vis Licensor and its Affiliates’ own use of Marks containing “Vivint” and any brand guidelines applied to any third parties; (y) are notified to Licensee in writing and (z) concern only the visual appearance of the Marks and do not impose restrictions that would limit or modify Licensee’s other rights under this Agreement. Licensee shall have 270 days after the above notice to comply with any such amended guidelines.

ARTICLE 7 - TERM/ABANDONMENT

a. Term. The term of this Agreement (“Term”) commences on the Effective Date and will continue in perpetuity, unless termination occurs pursuant to Section 7(b).

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b. Termination.

(i) Licensee may voluntarily terminate this Agreement after providing Licensor with written notice specifying the effective date of such termination.

(ii) Licensor may terminate this Agreement if a court of competent jurisdiction finds in a final, non-appealable judgment, that (x) Licensee has materially breached this Agreement; (y) such breach caused ongoing material harm to the Mark and/or the “Vivint” Mark; and (z) such breach was not fully cured within thirty (30) days after written notice of such breach by Licensor indicating such breach with reasonable specificity (or, if Licensee has made diligent efforts towards cure in such 30-day period, within sixty (60) days after such written notice). Licensor may not otherwise terminate this Agreement for Licensee’s breach hereof, but may pursue all of its other rights and remedies (including the right to seek damages and temporary or permanent injunctive or equitable relief, including specific performance) in the event of any such breach.

(iii) Licensor may terminate this Agreement, effective upon written notice to Licensee if (a) Licensee makes a general assignment for the benefit of creditors; (b) Licensee admits in writing its inability to pay debts as they mature; (c) a trustee or receiver is appointed for substantially all of Licensee’s assets or (d) to the extent termination is enforceable under local law, a proceeding in bankruptcy is instituted against Licensee which is acquiesced in, is not dismissed within 120 days, or results in an adjudication of bankruptcy. The Parties intend and agree that Licensor cannot file for a U.S. bankruptcy without Licensee’s consent under that Limited Liability Company Agreement of Vivint Solar Licensing, LLC dated June     , 2014. Notwithstanding the foregoing, in the event that Licensor is involuntarily subject to a U.S. bankruptcy, the Parties intend that, to the fullest extent permitted by law, rights under this Agreement shall be deemed licenses of rights to “intellectual property” for the purposes of Section 365 of the U.S. Bankruptcy Code (the “Code”) (11 U.S.C. §365), such that Licensor or the trustee shall not be eligible to reject this Agreement in such circumstances.

(iv) Licensor may terminate this Agreement, effective upon 365 days prior written notice to Licensee, if Licensor or Vivint is acquired (directly or indirectly, in whole or in part) by a Vivint Solar Competitor.

(v) Licensor may terminate this Agreement, effective immediately, if Licensee is acquired directly or indirectly by a Person Licensor reasonably determines to be a competitor or an Affiliate of a competitor of Vivint, Inc. (a “Vivint Competitor”) (which includes a transaction in which Licensee or its Affiliates is the nominal or literal acquirer, but the Vivint Competitor will directly or indirectly control the surviving company). In the event of such a termination, Licensor hereby grants to Licensee a license to continue using the Marks solely in compliance with the below:

(1) Within 30 days of the termination date, Licensee must file to remove the Marks from all corporate names and other registrations with any state corporate agencies or authorities and must thereafter diligently prosecute such name changes to completion;

(2) The Parties will cooperate to, at Licensee’s option, deactivate immediately or redirect all domain names and New Media IDs containing the

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Marks to domain names, websites and social, mobile or digital media pages or venues branded with the acquirer’s Source Indicators within 90 days of the termination date (and deactivate such domain names and New Media IDs promptly after such 90 day period);

(3) Within 30 days of the termination date, Licensee will remove all uses of the Marks as Source Indicators from the above websites and all such social, mobile or digital media pages or venues;

(4) Within 90 days of the termination date, Licensee must remove all Marks from all physical materials and collateral that Licensee makes visible to third parties, including business cards, invoices, receipts, stationery, packaging, displays, portable signage, advertising and promotional materials, products, manuals, and product literature;

(5) Within 270 days of the termination date, Licensee must remove all Marks from all heavy machinery, vehicles, tools, dyes and large, fixed signage and cease all other use of the Marks;

Provided that, for any of the foregoing deadlines under this Section 7(b)(v), in the event that Licensee is diligently and in good faith transitioning within such above time periods but is unable to fully complete such transition within the allotted time period, Licensor shall not refuse a reasonable request from Licensee for an extension for any transition deadlines.

(vi) Licensor may terminate this Agreement effective immediately if Licensee ceases using the Mark worldwide. For clarity, the foregoing applies to a unilateral abandonment of the Mark and not an acquisition described in Section 11(a).

c. Abandonment.

(i) If Licensee, in any country or jurisdiction (but not worldwide), publicly announces or intends to abandon use of the Mark, it shall notify Licensor in advance in writing, Licensee hereby consents to Licensor’s taking all reasonable actions in Licensor’s or Licensee’s name (at Licensor’s expense) to protect the Mark in any country or jurisdiction, whether or not Licensee provides the foregoing notice.

(ii) If Vivint, Inc. publicly announces that it intends to cease use of “Vivint” as a Source Indicator in all countries and jurisdictions worldwide, at Licensee’s request and expense, Licensor shall assign the Marks to Licensee.

d. After Termination.

(i) After the Term, Licensee may make reference to the Marks (i) in internal historical, tax, legal, employment or similar records or for purposes of prospectus and similar disclosures as are reasonably necessary and appropriate to describe the historical relationship of Licensee with Licensor and its Affiliates; (ii) as required by applicable law or (iii) in plain text (not logo or stylized form) in a neutral, non-trademark manner that is permitted by trademark “fair use” principles.

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(ii) Licensor shall not use or license the Marks for a period of five (5) years from the termination date of the Agreement. Licensee agrees, at Licensor’s reasonable request and expense, to take all actions to protect the Marks from third party uses or registrations during such five (5) year period.

(iii) The following Sections survive termination of this Agreement: 4(a), 4(c), 7(b)(v), 7(d), 8(a)(ii) (with respect to Actions accruing or initiated prior to termination), 8(b), 10, 12 & 13.

ARTICLE 8 - TRADEMARK INFRINGEMENT

a. Enforcement.

(i) Each Party will notify the other Party in writing of any infringement, dilution or other violation (“Infringement”) of any of the Marks by a third party when such Infringement comes to the attention of such Party, and of any claim, suit or court Action which may be brought against Licensee or Licensor by a third party.

(ii) Licensor and Licensee shall consult on any potential Action relating to the Marks in the field of the Vivint Solar Business, and shall together determine whether Licensor, Licensee or the Parties jointly shall bring an Action (including policing and enforcing the Marks against other Persons) (any Party or Parties bringing any such Action, a “Prosecuting Party”). In the absence of a joint agreement, Licensee shall have the first right, but not the obligation, to bring an Action for any Infringement of the Marks in or related to the field of the Vivint Solar Business, at Licensee’s own expense, and to keep all proceeds recovered in connection therewith. If Licensee declines to bring an Action and Licensor reasonably believes that such Infringement may materially harm the “Vivint” Source Identifier outside the field of the Vivint Solar Business, Licensor or its Affiliates have the right, but not the obligation, to bring an Action at their own expense, and to keep all proceeds recovered in connection therewith. Licensee shall have no rights to pursue any Action relating to the Marks outside the Vivint Solar Business, unless Licensor fails to bring an Action and Licensee reasonably believes that an Action is necessary to protect the Marks in the Vivint Solar Business. In any unilateral Action under this Section 8(a)(ii), the Prosecuting Party shall notify the other Party (the “Non-Prosecuting Party”) in advance and give such Non-Prosecuting Party a reasonable consultation right and shall not take any action or execute any agreement in such Action that adversely affects the Marks, the “Vivint” name or the Non-Prosecuting Party’s rights therein without the prior written consent of such Non-Prosecuting Party, in its sole discretion. The Non-Prosecuting Party shall cooperate with the Prosecuting Party with respect to any such Action, including joining as a party to any litigation, if requested by the Prosecuting Party.

b. Cooperation. Each Party agrees to cooperate in good faith with the other Party, at the other Party’s reasonable request and expense, to avoid and correct any actual consumer confusion over the proper owner of the Marks and to police and enforce the Marks against other Persons.

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ARTICLE 9 - REPRESENTATIONS

Each Party represents and warrants to the other Party that: (i) the warranting Party has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and (ii) this Agreement has been duly executed and delivered by the warranting Party and, assuming the due execution and delivery of this Agreement by both Parties, constitutes a valid and binding agreement of the warranting Party enforceable against the warranting Party in accordance with its terms.

ARTICLE 10 - LIMITATION ON LIABILITY

EXCEPT IN CONNECTION WITH AN INDEMNITY OBLIGATION, NO CLAIM SHALL BE MADE BY ANY PARTY AGAINST THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH.

ARTICLE 11 - ASSIGNMENT

a. Assignment. Licensee may not assign or delegate this Agreement, in whole or in part, without the prior written consent of Licensor in its sole discretion, except as provided in this Section 11(a). Licensee may assign this Agreement in its entirety, without Licensor’s consent, to an Affiliate as part of an internal reorganization, if Licensee guarantees performance of such Affiliate hereunder and such Affiliate agrees to bound by the terms of this agreement including the limitations on assignment set forth herein. Licensee may also assign this Agreement in its entirety, without Licensor’s consent, to any Person who is not a Vivint Competitor and acquires all or substantially all of Licensee and its Affiliates’ businesses and assets related to the Marks (in either an equity or asset sale). If Licensee or its Affiliates are acquired directly or indirectly by a Vivint Competitor (which includes a transaction in which Licensee or its Affiliates is the nominal or literal acquirer, but the Vivint Competitor will directly or indirectly control the surviving company), the provisions of Section 7(b)(v) shall apply, and Licensee shall notify Licensor of such intended acquisition promptly after executing a binding agreement that confirms the parties’ intent to effect same (whether on the signing date or a future closing date). For purposes of this Section 11(a), an assignment of this Agreement shall include a change of control, merger, reorganization (in bankruptcy or otherwise), assumption in bankruptcy or equity and asset sale of Licensee, regardless of whether such transaction is considered an “assignment” of this Agreement under governing law or whether Licensee survives such transaction.

b. Conditions on Assignment. For any permitted assignment of this Agreement, the assignee is deemed to assume automatically (but nonetheless must assume in writing) the assigning Party’s obligations under this Agreement in writing. Licensor may not assign this Agreement, in whole or in part, without the prior written consent of Licensee in its sole discretion.

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c. Effect of Assignment. Any purported assignment or sublicense in violation of this Agreement shall be null and void ab initio and of no force and effect. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Party’s permitted successors and assigns, and shall no longer bind the assigning Party, but it shall not release the assigning Party from any breach of the Agreement preceding the date of the assignment.

ARTICLE 12 - INDEMNIFICATION

a. Indemnity by Licensee. Licensee shall indemnify, defend at its expense and hold harmless Licensor and its directors, officers, employees, agents and representatives from any third-party claims, losses, liabilities, damages, awards, settlements, judgments, fees, costs or expenses (including reasonable attorneys’ fees and costs of suit) to the extent arising out of or relating to (i) any breach by Licensee of this Agreement or any action or inaction by any sublicensee hereof that would breach this Agreement if committed by Licensee; (ii) any negligence or willful misconduct by Licensee; or (iii) any Action against Licensee on the basis of a product defect or similar claim that is mistakenly directed at Licensor; except to the extent of Licensor’s indemnity obligation.

b. Indemnity by Licensor. Licensor shall indemnify, defend at its expense and hold harmless Licensee and its directors, officers, employees, agents and representatives from any third-party claims, losses, liabilities, damages, awards, settlements, judgments, fees, costs or expenses (including reasonable attorneys’ fees and costs of suit) to the extent arising out of or relating to (i) any breach by Licensor of this Agreement; (ii) any negligence or willful misconduct by Licensor; or (iii) any Action against Licensor or its Affiliates on the basis of a product defect or similar claim related that is mistakenly directed at Licensee, except to the extent of Licensee’s indemnity obligation.

c. Procedures for Indemnification. Any Party seeking indemnification hereunder (an “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) promptly in writing. The Indemnifying Party shall assume and control the defense of such indemnified claim at its expense, provided that the Indemnified Party may join with counsel of its choice at its own expense. The Parties shall reasonably cooperate in the defense of any indemnified claim. No Party shall compromise or settle any indemnified claim in any manner that adversely affects (or may reasonably adversely affect) the other Party without the prior written consent of the other Party in its sole discretion.

ARTICLE 13 - MISCELLANEOUS

a. Dispute Resolution.

(i) The Parties will attempt in good faith to resolve any controversy or claim arising out or relating to this Agreement promptly by negotiations between representatives or senior executives (“Representatives”) of the Parties who have authority to settle the controversy.

(ii) If a controversy or claim should arise, the appropriate Representatives of each Party will meet at least once and will attempt to resolve the matter. The Representatives will make every effort to meet as soon as reasonably possible at a mutually agreed time and place and in no event more than 30 days after requested by a party.

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(iii) If the matter has not been resolved within 60 days of their first meeting, the Representatives shall refer the matter to senior executives who do not have direct responsibility for administration of this Agreement (“Senior Executives”). The Senior Executives shall meet for negotiations at a mutually agreed time and place within 30 days of the end of the 60-day period referred to above.

(iv) If the matter has not been resolved pursuant to the aforesaid procedure within 20 days of the Senior Executives meeting, either Party may initiate litigation or otherwise pursue whatever remedies may be available to such Party at law or in equity.

(v) Notwithstanding the foregoing, none of the above resolution periods shall be mandatory if an action taken by a Party will cause imminent, material and irreparable harm to the Marks or the VIVINT Source Identifier, and in such circumstances, such other Party may immediately, upon notice to the Party, seek relief by initiating litigation or otherwise pursuing whatever remedies may be available to such Party at law or in equity.

(vi) All deadlines specified in this Section 13(a) may be extended by mutual agreement.

b. Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the Agreement will be paid by the Party incurring those costs and expenses.

c. Arms-Length. Each Party acknowledges and agrees that the Agreement is the product of an arm’s-length negotiation, without duress, coercion, or collusion, and will be interpreted as agreements between two Parties of equal bargaining strength. It is the Parties’ intention that the Agreement reflects the conditions which would be obtained between comparable, independent persons in substantially similar transactions (taking into account the relative responsibilities and risks between the Parties) and comparable circumstances (taking into account the location, market, and economic conditions), thereby providing the closest approximation of the workings of the open market.

d. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior oral and written negotiations, communications, discussions, and correspondence pertaining to the subject matter of this Agreement.

e. Headings, “including.” The article and section headings and any table of contents in the Agreement are for reference and convenience only and will not be considered in the interpretation of any of the Agreement. The term “including” means by way of example and not of limitation.

f. Amendments and Waivers. The Agreement may only be amended or modified by an instrument in writing signed by Licensor and by Licensee.

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g. Binding Effect. The Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.

h. Notices. All notices, requests, demands, and other communications required or permitted to be given under the Agreement by either Party must be in writing delivered to the applicable Party at the following address:

if to Licensor: Vivint, Inc. 4931 North 300 West Provo, Utah 84604 Attn: Alex Dunn, President E-Mail: adunn@vivint.com	with a copy to: Vivint, Inc. 4931 North 300 West Provo, Utah 84604 Attn: Nathan Wilcox, General Counsel E-Mail: nwilcox@vivint.com

If to Licensor for purposes of consent under Section 4(b) (in which case notice must include at least one other form of communication other than e-mail):

Vivint, Inc. 4931 North 300 West Provo, Utah 84604 Attn: Nathan Wilcox, General Counsel E-Mail: nwilcox@vivint.com if to Licensee:	with a copy to:

Vivint Solar Licensing, LLC c/o Vivint Solar, Inc. 4931 North 300 West Provo, Utah 84604 Attn: Greg Butterfield, CEO E-mail: greg.butterfield@vivint.com	Vivint Solar, Inc. 4931 North 300 West Provo, Utah 84604 Attn: Vivint Solar Legal Department E-mail: solarlegal@vivintsolar.com or to such other address as any Party may designate by written notice to the other Party. Each notice, request, demand, or other communication will be deemed given and effective, as follows: (i) if sent by hand delivery, upon delivery; (ii) if sent by first-class U.S. Mail, postage prepaid, upon the earlier to occur of receipt or three days after deposit in the U.S. Mail; (iii) if sent by a recognized prepaid overnight courier service, one day after the date it is given to such service; (iv) if sent by facsimile, upon receipt of confirmation of successful transmission by the facsimile machine; and (iv) if sent by email, upon acknowledgement of receipt by the recipient.

i. Governing Law. The interpretation and enforceability of the Agreement and the rights and liabilities of the Parties under the Agreement will be governed by the laws of the State of Utah without giving effect to any principles of conflict of laws.

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j. Jurisdiction. Each Party hereby irrevocably submits to the personal jurisdiction of any state or federal court sitting in the State of Utah, County of Salt Lake, in any suit, action or proceeding arising out of or relating to this Agreement. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which that Party may raise now, or later have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court will be conclusive and binding upon such Party, and may be enforced in any court of the jurisdiction in which such Party is or may be subject by a suit upon such judgment. Each Party further agrees that personal jurisdiction over it may be effected by service of process by certified mail addressed as provided in Section 13(i), and when so made will be as if served upon it personally within the State of Utah.

k. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE PREVIOUS SENTENCE, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF ANY PORTION OF THE AGREEMENT. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT, OR MODIFICATION TO THIS AGREEMENT.

l. Specific Performance. The Parties agree that irreparable damage would occur if any provision of the Agreement were not performed in accordance with the terms of the Agreement, and that the Parties will be entitled to seek specific performance of the terms of the Agreement, in addition to any other remedy to which they are entitled at law or in equity.

m. Attorneys’ Fees. In any suit, action, counterclaim, or arbitration brought relating to this Agreement or the breach or alleged breach of this Agreement, the prevailing Party will be entitled to recover a reasonable allowance for attorneys’ fees and litigation expenses. For purposes of this Section 13(m), “prevailing Party” will mean: (a) a prevailing Party in any litigation as determined by a court of competent jurisdiction; and (b) a Party who agrees to dismiss an action or proceeding with prejudice upon the other’s payment of the sums allegedly due or performance of convents allegedly breached.

n. Severability. If any provision of the Agreement is held by a court of competent jurisdiction to be invalid, unenforceable, or void, that provision will be enforced to the fullest extent permitted by applicable law, and the remainder of the Agreement will remain in full force and effect. If the time period or scope of any provision is declared by a court of competent

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jurisdiction to exceed the maximum time period or scope that that court deems enforceable, then that court will reduce the time period or scope to the maximum time period or scope permitted by law. If the geographic region or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum geographic region or scope that that court deems enforceable, then that court will reduce the geographic region or scope to the maximum time period or scope permitted by law.

o. Counterparts. The Agreement and any document related to the Agreement may be executed by the Parties on any number of separate counterparts, by facsimile or email, and all of those counterparts taken together will be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. A facsimile or portable document format (“.pdf”) signature page will constitute an original for the purposes of this Section 13(p).

p. Force Majeure. Neither Party will be in breach or default under this Agreement by reason of any failure or delay in the performance of its obligations under this Agreement where the failure or delay is due to any unforeseen cause beyond its control, including civil disturbances, riot, rebellion, invasion, epidemic, war, terrorism, embargo, natural disaster, acts of God, flood, fire, sabotage, other events or any other circumstances or causes beyond that Party’s control; provided, however, that the delayed Party gives the other Party prompt written notice of the failure or delay and the reason for that failure or delay and uses its reasonable efforts to avoid or limit the resulting failure or delay. Subject to the foregoing sentence, the period of performance for the delayed obligation will be extended by the duration of the delay.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LICENSOR:

VIVINT SOLAR LICENSING, LLC, a Delaware limited liability company

By:	VIVINT, INC., a Utah corporation, its Managing Member

By:
	Name:	Alex Dunn
	Title:	President

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

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EXECUTION COPY

LICENSEE:

VIVINT SOLAR, INC., a Delaware corporation

By:
Name:	Greg Butterfield
Title:	Chief Executive Officer

TRADEMARK LICENSE

EXECUTION COPY

Schedule A

MARKS

MARKS	REGISTRATION OR APPLICATION NUMBER
VIVINT.SOLAR	85/427,427
VIVINT.SOLAR	85/427,420
VIVINT SOLAR	85/427,430
VIVINT SOLAR	85/427,389
VIVINT SOLAR	85/427,422
VIVINT SOLAR	85/427,413
VIVINT SOLAR	85/427,400
VIVINT SOLAR	85/427,393
VIVINT.SOLAR	85/427,404

Exhibit A

BRAND GUIDELINES

VIVINT SOLAR LOGO
BRANDING
GUIDELINES

vivint. solar™

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VIVINT SOLAR LOGO
BRANDING
GUIDELINES

Proper Use

1x
= x
1x
1x

Ascenders should be lowered to match the vivint logo.
= x
Vivint Logo
Avenir, 55 Roman
Both words should have the same x-height.
Space the size of the "period" between words.

- The Vivint Solar logo should be clearly legible at a small size. It is ideal for horizontal layout space
- In order to correctly communicate our company essence and values, we encourage you to familiarize yourself with the proper usage of our logo and to avoid the common logo violations.

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VIVINT SOLAR LOGO
BRANDING AGREEMENT
GUIDELINES

Colors

vivint. solar™

vivint. solar™

vivint. solar™

PMS	151 C	
RGB	255 130 0	
CMYK	0 48 95 0	
PMS	Cool Gray 6	
RGB	117 120 123	
CMYK	30 22 17 57	
PMS	Cool Gray 11	
RGB	85 80 90	
CMYK	65 60 50 30	
PMS		
RGB	255 255 255	
CMYK	0 0 0 0

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VIVINT SOLAR LOGO
BRANDING
GUIDELINES

Do Not

Do not stretch the logo

Do not add shadow to the logo

Do not try to recreate the logo with a font. The logo is not Avenir typed out.

Do not use a color logo on a colored background

Do not rotate the logo

Do not use the logo in an unapproved color

Do not ignore the proper spacing around the logo

Do not use a photo-bounding box around the logo

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Schedule 1

DOMAIN NAMES

www.vivintsolar.com

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